Exhibit 10.6

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of this 12th day of August, 2013 (the “Effective Date”) by and between TetraLogic Pharmaceuticals Corporation (“TetraLogic”), a Delaware corporation with its principal place of business located at 343 Phoenixville Pike, Malvern, Pa. 19355 and John M. Gill, having an address at 822 Nathan Hole Road, Berwyn, Pennsylvania 19312 (“Consultant”).

1.             Services. Consultant will provide consulting services in the area of strategic collaborations between the Company and third parties for the China and East Asia markets, and general advice and counsel related to the Company’s institutional history and culture and in other areas otherwise as agreed by the parties (“Services”) and will provide TetraLogic with the full benefit of Consultant knowledge, experience and skill with respect to such Services. During the term of the Agreement, Consultant agrees to be available to perform Services for sixty four (64) hours per month. No Services may be subcontracted to third parties without the prior written consent of TetraLogic. Consultant represents and warrants that he will use reasonable commercial efforts to perform the Services and to meet all obligations and deadline requirements and that Consultant is capable professionally and that the Services will be performed in a professional matter in accordance with prevailing industry custom and practice.

2.             Compensation & Expenses. TetraLogic shall pay Consultant for Services on a retainer basis at the rate of $13,754.60 per month payable to Consultant within five (5) days after the end of each month. In the event that TetraLogic’s needs for Consultant’s Services shall become greater than sixty four (64) hours per month, then TetraLogic may propose, upon at least thirty (30) days prior written notice to Consultant, a modification to the amount of the retainer and, if Consultant does not agree with such proposed modification it may terminate the Agreement upon notice to TetraLogic. TetraLogic will reimburse Consultant for pre-approved reasonable and customary travel expenses incurred by Consultant at TetraLogic’s request, provided Consultant makes travel arrangements involving air travel through TetraLogic. All compensation for services and reimbursement expenses shall be paid by TetraLogic to Consultant within thirty (30) days of submission by Consultant of statements and vouchers/receipts. Consultant shall itemize all such travel expenses on a TetraLogic expense report and each report shall be accompanied by substantiating receipts or vouchers.

3.             Term of Agreement. The Consultant’s engagement will be for six (6) months from the Effective Date of this Agreement, and thereafter from month-to-month, unless terminated by either party upon prior written notice to the other. The Consultant’s obligations under Sections 4, 5, 6 and 7 shall survive the termination of the Consultant’s engagement until five (5) years after the last disclosure of Confidential Information hereunder.

4.             Confidential Information.

(a)           “Confidential Information” means any information, materials or methods, of a business, scientific, clinical, or other nature, in whatever form or embodiment, that has not been made available by TetraLogic to the general public and any information, materials or methods derived therefrom, except that Confidential Information shall not include any information, material or method that: (i) at the time of disclosure is in, or after disclosure becomes part of, the public domain, through no improper act on the part of Consultant or any of its employees or contractors; (ii) was in Consultant’s possession at the time of disclosure, as shown by written evidence, and was not acquired, directly or indirectly, from TetraLogic; (iii) Consultant receives from a third party, provided that such Confidential Information was not obtained by such third party, directly or indirectly, from TetraLogic; or (iv) can be demonstrated by written evidence to have been independently developed by Consultant without reference to Confidential Information.

Specific information disclosed as part of the Confidential Information shall not be deemed to be in the public domain or in the prior possession of Consultant merely because it is embraced by more general information in the public domain or in the prior possession of the Consultant. To the extent that Confidential Information disclosed hereunder comes under any of the exceptions referred to above, Consultant will not disclose that such Confidential Information was acquired from TetraLogic. Failure to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information under the terms of this Agreement.

(b)           Consultant shall keep all Confidential Information confidential, and Consultant shall not disclose Confidential Information to any third party, or use Confidential Information except to perform the Services. Consultant shall, at a minimum, take those precautions with respect to the Confidential Information that Consultant uses to protect Consultant’s own confidential information.

(c)           If Consultant becomes required under compulsion of legal process to disclose Confidential Information, Consultant will not, unless required by law, order, regulation or ruling, disclose Confidential Information until TetraLogic has first (i) received prompt written notice of such requirement to disclose and (ii) had an adequate opportunity to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information. Consultant shall provide TetraLogic with reasonable assistance and shall not oppose actions by TetraLogic to assure confidential treatment. If TetraLogic is unable to obtain such protective order or other appropriate remedy, Consultant will furnish only that portion of the Confidential Information which it is legally required to furnish. Any disclosure of Confidential Information pursuant to this Section shall not effect or lessen Consultant’s obligations of confidentiality and non-use as expressed herein.

(d)           On TetraLogic’s request, or upon the termination or expiration of this Agreement, whichever is earlier, Consultant shall immediately: (i) stop using Confidential Information; (ii) return all materials provided by TetraLogic to Consultant that contain Confidential Information, except for one copy that may be retained by Consultant’s legal counsel to confirm compliance with the obligations under this Agreement; (iii) destroy all copies of Confidential Information in any form including Confidential Information contained in computer memory or data storage apparatus or materials prepared by or for Consultant; and (iv) provide a written certification to TetraLogic that Consultant has taken all the actions described in the foregoing Subparagraphs 4(d)(i-iii).

5.              Property. Consultant may remove materials containing Confidential Information from TetraLogic’s premises only with the express, prior written consent of TetraLogic and only for as long as necessary to perform the Services and Consultant shall return all such materials and all copies thereof promptly but in any event no later than the date of termination or expiration of this Agreement.

6.              Intellectual Property. TetraLogic is the sole and exclusive owner of any and all writings, records, information, documents, works made for hire, inventions, discoveries, know-how, processes, chemical entities, compounds, plans, memoranda, tests, research, designs, specifications, models and data that Consultant creates, makes, conceives, discovers or develops, either solely or jointly with any other person in performance of the Services (collectively, “Work Product”). Consultant shall promptly disclose to TetraLogic all information relating to Work Product. Consultant acknowledges that all of the Work Product that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Work Product may not be considered a work made for hire under Copyright Law or to the extent that, notwithstanding the foregoing provisions, Consultant may retain an interest in any Work Product that is not copyrightable, Consultant hereby irrevocably assigns and transfers to TetraLogic, and to the extent that an executory assignment is not enforceable, Consultant hereby agrees to assign and transfer to TetraLogic, in writing, from time to time, upon request, any and all right, title, or interest that Consultant has or may obtain in any Work Product without the necessity of further consideration. TetraLogic shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets and trademarks with respect thereto. At TetraLogic’s request and expense including fees paid to for the Consultant’s time, Consultant shall assist TetraLogic in acquiring and maintaining its right in and title to, any Work Product. Such assistance may include, but will not be limited to, signing applications and other documents, cooperating in legal proceedings, and taking any other steps considered necessary or desirable by TetraLogic. The compensation agreed upon between Consultant and TetraLogic in this Agreement is the sole payment for all Services provided by Consultant for such performance and under this Agreement and Consultant is not entitled to the payment of royalties or other forms of compensation for the Work Product developed in the course of performing such Services.

7.              Restrictive Covenants. During the term of this Agreement and for one (1) year thereafter, Consultant shall not:

(a)           interfere with any formal or informal business or other relationship between TetraLogic and any third party; or

(b)           contact any of the TetraLogic’s then current personnel, whether employees or independent contractors to offer such personnel employment, except that this prohibition shall not prevent any of such personnel (whether employees or independent contractors) from initiating contact with Consultant for the purpose of obtaining employment; or

(c)           assist any third party in discovering, developing, manufacturing or marketing a compound or product based on Smac-mimetic activity.

Consultant further recognizes and acknowledges that (i) the types of activities that are prohibited by this paragraph are narrow and reasonable in relation to the skills which represent the Consultant’s principal salable asset both to TetraLogic as a consultant and to the Consultant’s prospective employers or clients, and (ii) the broad geographical scope of the provisions of this paragraph is reasonable, legitimate and fair to the Consultant in light of TetraLogic’s need to perform its research and to develop and market its services and develop and sell its products worldwide in order to have a sufficient customer base to make TetraLogic’s business profitable and in light of the limited restrictions on the type of activities prohibited herein compared to the types of activities for which the Consultant is qualified to earn his livelihood.

8.             Consultant’s Obligations to Employer/Third Parties. It is Consultant’s responsibility to ensure that Consultant’s services to TetraLogic do not employ proprietary information of his employer or of any other third party or make use of his employer’s or other third party’s time or resources without the written agreement of his employer or other third party and of TetraLogic.

9.             Representations. Consultant represents that Consultant is not subject to any other agreement that Consultant will violate by signing this Agreement.

10.          Debarment. Consultant represents that Consultant has not been debarred, or been the subject of debarment proceedings, by the U.S. Food and Drug Administration. If at any time during the term of this Agreement, Consultant (a) becomes debarred, or (b) receives notice of action or threat of action with respect to its debarment, Consultant shall notify TetraLogic immediately. If Consultant becomes debarred, this Agreement shall terminate automatically without any further action or notice by TetraLogic. If Consultant receives notice as set forth in clause (b) above, TetraLogic shall have the right to terminate the Consultant’s engagement under this Agreement immediately.

11.          Remedies. Consultant understands and agrees that the Confidential Information being provided under this Agreement is of a special and unique character and that TetraLogic has made a substantial investment in developing the information. Consultant further acknowledges that irreparable harm will result to TetraLogic in the event of Consultant’s breach, or threatened breach, of this Agreement. In such event, TetraLogic, its agents and representatives shall be entitled to specific performance and/or injunctive relief without any requirement to post a bond as a condition to remedy any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement but shall be in addition to all other remedies available at law or in equity. Consultant further agrees that no failure or delay by TetraLogic, its agents, or representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. Each and all of the several rights and remedies provided for in this Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or of any right or remedy allowed in law or in equity.

12.          Disclaimer. TetraLogic makes no representations or warranties as to the accuracy or completeness of Confidential Information provided under this Agreement. TetraLogic shall not have any liability to either the Consultant or any of its Representatives resulting from the use of

Confidential Information. Nothing herein shall constitute any representation or warranty with respect to the infringement of any patent or other rights of TetraLogic or a third party.

13.          Governing Law and Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of Pennsylvania or any other jurisdiction. Any legal proceeding relating to this Agreement shall be instituted exclusively in the United States District Court for the Eastern District of Pennsylvania or in any court of general jurisdiction in Chester County, Pennsylvania., and Consultant hereby consents to the personal and exclusive jurisdiction of such court and hereby waives any objection that Consultant may have to the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

14.          Miscellaneous.

(a)           TetraLogic and Consultant agree that TetraLogic is under no obligation to produce any documents or information to Consultant and this Agreement does not create or imply such an obligation. TetraLogic shall disclose only such information or documents as it may, in its sole discretion, deem appropriate. In the event TetraLogic discloses information or document such disclosure shall not create or imply an obligation on behalf of TetraLogic to disclose additional information or documents on the same subject matter, related subject matter, or otherwise.

(b)           Nothing contained herein shall be construed as a grant to Consultant of any intellectual property rights either by implication, estoppel, or otherwise. Neither this Agreement nor the disclosure of Confidential Information hereunder shall be construed as granting any right or license under any invention, whether patentable or unpatentable, now or hereafter owned or controlled by TetraLogic.

(c)           Consultant is an independent contractor. Nothing contained in this Agreement shall create or imply the creation of a partnership or employment relationship between TetraLogic and Consultant. Neither party shall have any authority to bind the other. TetraLogic shall not deduct or withhold from any monies payable to Consultant hereunder any amount for any tax or employee benefit. As an independent contractor, Consultant shall not participate in any employee benefits provided by Company to its employees, including worker’s compensation insurance, disability, pension or other employee plans. Consultant assumes full responsibility and liability for the payment of any taxes due on money received by Consultant hereunder.

(d)           If any provision of this Agreement is determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby.

(e)           This Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every nature between them relating to the subject matter hereof, This Agreement may not be amended except by written agreement signed by both of the parties hereto. The waiver of the breach of any term or provision of this Agreement shall not be a waiver of any other or subsequent breach of this Agreement. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and when taken together shall constitute the same Agreement. The obligations of Consultant as set forth herein, other than Consultant’s obligations to perform the Services, shall survive the termination of Consultant’s engagement.

(f)            TetraLogic may assign this Agreement to, and this Agreement shall bind and inure to the benefit of, any successor to assignee of TetraLogic. This Agreement shall not be assignable by Consultant without the written consent of TetraLogic.

(g)           Any notices required to be given hereunder shall be given to the parties at the addresses set forth above or to such other addresses as the parties may from time to time designate by notice so given. All notices shall be in writing and shall be served or given by internationally recognized courier or by prepaid certified, air mail (which shall be deemed received by the other party on the seventh day following deposit in the mails), or by facsimile transmission or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by letter given by the close of business on or before the next following business day. Notice shall be effective on the date of actual receipt or on which delivery is refused.

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed the day and year first written above.

TetraLogic Pharmaceuticals Corporation		John M. Gill

By:	/s/ J. Kevin Buchi	/s/ John M. Gill

Name:	J. Kevin Buchi

Title:	President & CEO	Social Security or Federal Tax ID #: